Exhibit 99.1

(1) The $1,964,000 aggregate principal amount of 10% Convertible Subordinated Notes due 2007 ("Convertible Notes") of Polymer Group, Inc. (the "Issuer"), which are currently exercisable for 269,348 shares of Class A Common Stock, were acquired as payment in kind interest on $39,336,000 aggregate principal amount of Convertible Notes (the "Existing Convertible Notes") beneficially owned by the Reporting Persons (as defined below), the ownership of which was previously reported on Form 3 filed with the SEC on March 6, 2003 and Form 4 filed with the SEC on July 3, 2003. One hundred eighty-seven dollars and thirty-six cents ($187.36) of the interest due on the Existing Convertible Notes has been received by the Reporting Persons in cash.

(2) The holders of Convertible Notes are entitled at any time before the close of business on December 31, 2007 to convert any or all of the Convertible Notes into shares of the Issuer's Class A Common Stock, par value $0.01 per share, at a conversion rate of 137.14286 shares of Class A Common Stock per $1,000 principal amount, subject to adjustment in certain events described in the indenture governing the Convertible Notes.

(3) These Convertible Notes are directly owned by MatlinPatterson Global Opportunities Partners L.P. ("Matlin Partners (Delaware)"). The reported Convertible Notes include Convertible Notes that may be deemed indirectly beneficially owned by MatlinPatterson Global Opportunities Partners (Bermuda) L.P. ("Matlin Partners (Bermuda)") as a result of the fact that Matlin Partners (Bermuda) owns a 25.8% undivided interest in the Convertible Notes of the Issuer owned by Matlin Partners (Delaware). MatlinPatterson Global Partners LLC ("Matlin Global Partners") is the general partner of Matlin Partners (Delaware) and Matlin Partners (Bermuda). MatlinPatterson Global Advisers LLC ("Matlin Advisers") is the investment advisor to Matlin Partners (Delaware) and Matlin Partners (Bermuda). MatlinPatterson Asset Management LLC ("Matlin Asset Management") is the mananging member of Matlin Global Partners and Matlin Advisers. MatlinPatterson LLC ("MatlinPatterson") is the managing member of Matlin Asset Management. David J. Matlin and Mark R. Patterson each own 50% of the membership interests of MatlinPatterson. Mark R. Patterson is signing this form on his own behalf, as chairman of Matlin Advisers and Matlin Asset Management, as a member of MatlinPatterson, as director of Matlin Global Partners and on behalf of Matlin Partners (Delaware) and Matlin Partners (Bermuda), as director of their general partner, Matlin Global Partners. David
J. Matlin is signing this form on his own behalf. Matlin Global Partners, Matlin Partners (Delaware), Matlin Partners (Bermuda), Matlin Asset Management, Matlin Advisers, MatlinPatterson, David J. Matlin and Mark R. Patterson (the "Reporting Persons") each disclaim beneficial ownership of the reported Convertible Notes except to the extent of their pecuniary interests therein.